Exhibit 10.k

AMENDMENT TO THE

CHANGE IN CONTROL,

SEVERANCE AND EMPLOYMENT AGREEMENT

FOR JAMES MAYO

This Amendment to the Change in Control, Severance and Employment Agreement for James Mayo (the “Amendment”), is made this 17th day of September, 2003, between Hudson United Bancorp and Hudson United Bank (collectively, the “Company”), a New Jersey corporation which maintains its principal office at 1000 MacArthur Boulevard, Mahwah, New Jersey, and James Mayo (the “Executive”), and amends the Change in Control, Severance and Employment Agreement for James Mayo, which was made effective as of January 30, 2002 (the “Agreement”).

WHEREAS, the Executive is presently an executive officer of the Company;  and

WHEREAS, the Executive and the Company wish to amend the Agreement to clarify certain provisions therein, and to provide a greater period of protection for the Executive under the terms of the Agreement;

NOW, THEREFORE, for the good and valuable consideration set forth herein and the Executive’s continued employment with the Company, the Company and the Executive, each intending to be legally bound hereby, agree as follows:

1.                                       Paragraph 1(c) of the Agreement, relating to the term “Contract Period,” is amended by deleting the words “one year” from subparagraph (i) thereof, and replacing them with the words “three years”.

2.                                       Paragraph 9(c) of the Agreement, relating to “Payments and Benefits,” is amended by deleting the first sentence thereof, and replacing it with the following:

“If the Company terminates the Executive’s employment during the Contract Period without Cause or if the Executive resigns for Good Reason under paragraph 9(b), the Company shall, as promptly as practical but in no event later than 10 business days after the termination of employment pay the Executive a lump sum (the “Lump Sum”) equal to 2.0 times the sum of (i)

the annual salary of the Executive immediately prior to the Change in Control, and (ii) the highest bonus paid to the Executive during the three fiscal years prior to the Change in Control.  For purposes of the calculation of the bonus amount component of the Lump Sum only, Paragraph 1(b)(ii)(B), regarding the Time of the Change of Control, will be disregarded.”

3.                                       The Company agrees that it will not treat (for tax reporting purposes or for calculation purposes under Section 10 of the Agreement) any benefits under the Hudson United Bancorp Supplemental Employees’ Retirement Plan (the “SERP”) as parachute payments under Section 280G of the Internal Revenue Code, to the extent that such benefits were vested and accrued prior to the occurrence of such change of control, as the SERP was not adopted in contemplation of a change of control.

IN WITNESS WHEREOF, Company has caused this Amendment to be signed by its duly authorized representatives pursuant to the authority of its Board of Directors’ Compensation Committee, and the Executive has personally executed this Agreement, all as of the day and year first above written.

ATTEST:	HUDSON UNITED BANCORP AND
HUDSON UNITED BANK

	By:	/s/ Charles F.X. Poggi
Charles F. X. Poggi
Chairman, Compensation Committee

WITNESS:	EXECUTIVE

/s/James Mayo
James Mayo